UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934*
RSC HOLDINGS INC.
(Name of Issuer)
Common Stock, no par value
(Title of Class of Securities)
74972L 102
(CUSIP Number)
December 31, 2008
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box below to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☑ Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	74972L 102

1	NAMES OF REPORTING PERSONS OHCP II RSC, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER(1)
BENEFICIALLY
OWNED BY		23,910,939

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER(1)

		23,910,939

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	23,910,939(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	23.14%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1)     See Item 4 below.
(2)     Based on 103,352,891 shares outstanding.

CUSIP No.	74972L 102

1	NAMES OF REPORTING PERSONS Oak Hill Capital Partners II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		23,910,939(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		23,910,939(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	23,910,939(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	23.14%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1)     See Item 4 below.
(2)     Based on 103,352,891 shares outstanding.

CUSIP No.	74972L 102

1	NAMES OF REPORTING PERSONS OHCP GenPar II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		34,755,329(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		34,755,329(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	34,755,329(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	33.63%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1)     See Item 4 below.
(2)     Based on 103,352,891 shares outstanding.

CUSIP No.	74972L 102

1	NAMES OF REPORTING PERSONS OHCP MGP II, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		34,755,329(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		34,755,329(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	34,755,329(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	33.63%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1)     See Item 4 below.
(2)     Based on 103,352,891 shares outstanding.

CUSIP No.	74972L 102

1	NAMES OF REPORTING PERSONS OHCMP II RSC, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,155,540(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		2,155,540(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,155,540(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.09%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1)     See Item 4 below.
(2)     Based on 103,352,891 shares outstanding.

CUSIP No.	74972L 102

1	NAMES OF REPORTING PERSONS Oak Hill Capital Management Partners II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,155,540(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		2,155,540(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,155,540(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.09%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1)     See Item 4 below.
(2)     Based on 103,352,891 shares outstanding.

CUSIP No.	74972L 102

1	NAMES OF REPORTING PERSONS OHCP II RSC COI, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		8,688,850(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		8,688,850(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,688,850(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.41%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1)     See Item 4 below.
(2)     Based on 103,352,891 shares outstanding.

Item 1.
Item 1(a) Name of issuer: RSC Holdings Inc.

Item 1(b) Address of issuer’s principal executive offices:	6929 E. Greenway Parkway
Scottsdale, AZ 85254
Item 2.
Item 2(a) Name of Person Filing:

Name of Person Filing	Address	Citizenship
OHCP II RSC, LLC	201 Main Street, Suite 1620 Fort Worth, TX 76102	Delaware

Oak Hill Capital Partners II, L.P.	201 Main Street, Suite 1620 Fort Worth, TX 76102	Delaware

OHCP GenPar II, L.P.	201 Main Street, Suite 1620 Fort Worth, TX 76102	Delaware

OHCP MGP II, LLC	201 Main Street, Suite 1620 Fort Worth, TX 76102	Delaware

OHCMP II RSC, LLC	201 Main Street, Suite 1620 Fort Worth, TX 76102	Delaware

Oak Hill Capital Management Partners II, L.P.	201 Main Street, Suite 1620 Fort Worth, TX 76102	Delaware

OHCP II RSC COI, LLC	201 Main Street, Suite 1620 Fort Worth, TX 76102	Delaware
     OHCP II RSC, LLC, Oak Hill Capital Partners II, L.P., OHCP GenPar II, L.P., OHCP MGP II, LLC, OHCMP II RSC, LLC, Oak Hill Capital Management Partners II, L.P. and OHCP II RSC COI, LLC have entered into a Joint Filing Agreement, dated February 13, 2009, a copy of which is filed with this Schedule 13G as Exhibit 1, pursuant to which such reporting persons have agreed to file this statement jointly in accordance with the provisions of 13d-1(k)(1) under the Securities Exchange Act of 1934.
Item 2(b) Address or Principal Business Office or, if none, Residence: See Item 2(a) above.
Item 2(c) Citizenship: See Item 2(a) above.
Item 2(d) Title of class of securities: Common Stock, no par value
Item 2(e) CUSIP Number: 74972L 102

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
N/A
Item 4. Ownership.
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount beneficially owned: See below.

(b)	Percent of class: See below.

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote: See below.

(ii)	Shared power to vote or to direct the vote: See below.

(iii)	Sole power to dispose or to direct the disposition of: See below.

(iv)	Shared power to dispose or to direct the disposition of: See below.

     As of the date of this report, each of the Reporting Persons beneficially owned the number and percentage of issued and outstanding shares of common stock of RSC Holdings Inc. listed opposite its name:

Reporting Person	Amount Beneficially Owned		Percent of Class(a)
OHCP II RSC, LLC	23,910,939		23.14%
Oak Hill Capital Partners II, L.P.	0	(b)	0%
OHCP GenPar II, L.P.	0	(b)(c)(d)	0%
OHCP MGP II, LLC	0	(b)(c)(d)	0%
OHCMP II RSC, LLC	2,155,540		2.09%
Oak Hill Capital Management Partners II, L.P.	0	(c)	0%
OHCP II RSC COI, LLC	8,688,850		8.41%

(a)	Based on 103,352,891 shares outstanding.

(b)	23,910,939 shares held by OHCP II RSC, LLC, whose sole member is Oak Hill Capital Partners II, L.P., whose general partner is OHCP GenPar II, L.P., whose general partner is OHCP MGP II, LLC. Oak Hill Capital Partners II, L.P., OHCP GenPar II, L.P. and OHCP MGP II, LLC expressly disclaim beneficial ownership of the shares held by OHCP II RSC, LLC, as well as the shares held by OHCMP II RSC, LLC and OHCP II RSC COI, LLC. J. Taylor Crandall, John Fant, Steve Gruber, Greg Kent, Kevin G. Levy, Denis J. Nayden, Ray Pinson and Mark A. Wolfson, as managers of OHCP MGP II, LLC, may be deemed to share beneficial ownership of the shares shown as beneficially owned by OHCP II RSC, LLC. Such persons expressly disclaim beneficial ownership of the shares held by OHCP II RSC, LLC, as well as the shares held by OHCMP II RSC, LLC and OHCP II RSC COI, LLC.

(c)	2,155,540 shares held by OHCMP II RSC, LLC, whose managing member is Oak Hill Capital Management Partners II, L.P., whose general partner is OHCP GenPar II, L.P., whose general partner is OHCP MGP II, LLC. Oak Hill Capital Management Partners II, L.P., OHCP GenPar II, L.P. and OHCP MGP II, LLC expressly disclaim beneficial ownership of the shares held by OHCMP II RSC, LLC, as well as the shares held by OHCP II RSC, LLC and OHCP II RSC COI, LLC. J. Taylor Crandall, John Fant, Steve Gruber, Greg Kent, Kevin G. Levy, Denis J. Nayden, Ray Pinson and Mark A. Wolfson, as managers of OHCP MGP II, LLC, may be deemed to share beneficial ownership of the shares shown as beneficially owned by OHCMP II RSC, LLC. Such persons expressly disclaim beneficial ownership of the shares held by OHCMP II RSC, LLC, as well as the shares held by OHCP II RSC, LLC and OHCP II RSC COI, LLC.

(d)	8,688,850 shares held by OHCP II RSC COI, LLC, whose managing member is OHCP GenPar II, L.P., whose general partner is OHCP MGP II, LLC. OHCP GenPar II, L.P. and OHCP MGP II, LLC expressly disclaim beneficial ownership of the shares held by OHCP II RSC COI, LLC, as well as the shares held by OHCP II RSC, LLC and OHCMP II RSC, LLC. J. Taylor Crandall, John Fant, Steve Gruber, Greg Kent, Kevin G. Levy, Denis J. Nayden, Ray Pinson and Mark A. Wolfson, as managers of OHCP MGP II, LLC, may be deemed to share beneficial ownership of the shares shown as beneficially owned by OHCP II RSC COI, LLC. Such persons expressly disclaim beneficial ownership of the shares held by OHCP II RSC COI, LLC, as well as the shares held by OHCP II RSC, LLC and OHCMP II RSC, LLC.
Item 5. Ownership of Five Percent or Less of a Class.
     N/A
Item 6. Ownership of More than Five Percent on Behalf of Another Person.
     See Item 4 above.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
     N/A
Item 8. Identification and Classification of Members of the Group.
     Each of OHCP II RSC, LLC, OHCMP II RSC, LLC and OHCP II RSC COI, LLC (collectively, the “Oak Hill Funds”) is a party to an Amended and Restated Stockholders Agreement, dated as of May 29, 2007 (the “Stockholders Agreement”), among RSC Acquisition LLC, RSC Acquisition II LLC (collectively, the “Ripplewood Funds”), Atlas Copco Finance S.à.r.l. (“ACF”), RSC Holdings Inc. and certain members of RSC Holdings Inc.’s management. Subject to certain conditions, the Stockholders Agreement requires the parties to vote their shares of the common stock of RSC Holdings Inc. (the “Common Stock”) for directors that are designated in accordance with the provisions of the Stockholders Agreement and places certain restrictions on transfers by the parties thereto. The aggregate number of shares of Common Stock beneficially owned collectively by the Oak Hill Funds, the Ripplewood Funds and ACF is approximately 80,327,234, which represents approximately 77.72% of the outstanding common stock of RSC Holdings Inc. The stock ownership reported for each of the Oak Hill Funds and the other reporting persons does not include any shares owned by other parties to the Stockholders Agreement. Each of the Oak Hill Funds and the other reporting persons disclaims beneficial ownership of any shares of Common Stock owned by the other parties to the Stockholders Agreement.
Item 9. Notice of Dissolution of Group.
     N/A
Item 10. Certification.
     N/A

SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.

OHCP II RSC, LLC

By: Oak Hill Capital Partners II, L.P.
its Sole Member

By: OHCP GenPar II, L.P.
its General Partner

By: OHCP MGP II, LLC
its General Partner

Date: February 13, 2009	By: /s/ John R. Monsky Name: John R. Monsky
Title: Vice President

OAK HILL CAPITAL PARTERS II, L.P.

By: OHCP GenPar II, L.P.
its General Partner

By: OHCP MGP II, LLC.
its General Partner

Date: February 13, 2009

By: /s/ John R. Monsky Name: John R. Monsky
Title: Vice President

OHCP GENPAR II, L.P.

By: OHCP MGP II, LLC
its General Partner

Date: February 13, 2009

By: /s/ John R. Monsky Name: John R. Monsky
Title: Vice President

OHCP MGP II, LLC

Date: February 13, 2009

By: /s/ John R. Monsky Name: John R. Monsky
Title: Vice President

OHCMP II RSC, LLC

By: Oak Hill Capital Management Partners II, L.P.
its Managing Member

By: OHCP GenPar II, L.P.
its General Partner

By: OHCP MGP II, LLC
its General Partner

Date: February 13, 2009

By: /s/ John R. Monsky Name: John R. Monsky
Title: Vice President

OAK HILL CAPITAL MANAGEMENT PARTNERS II, L.P.

By: OHCP GenPar II, L.P.
its General Partner

By: OHCP MGP II, LLC
its General Partner

Date: February 13, 2009
By: /s/ John R. Monsky Name: John R. Monsky
Title: Vice President

OHCP II RSC COI, LLC

By: OHCP GenPar II, L.P.
its Managing Member

By: OHCP MGP II, LLC
its General Partner

Date: February 13, 2009

By: /s/ John R. Monsky Name: John R. Monsky
Title: Vice President

Exhibit 1
AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G
The undersigned hereby agree as follows:
(i)	Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii)	Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

OHCP II RSC, LLC

By: Oak Hill Capital Partners II, L.P.
its Sole Member

By: OHCP GenPar II, L.P.
its General Partner

By: OHCP MGP II, LLC
its General Partner

Date: February 13, 2009

By: /s/ John R. Monsky Name: John R. Monsky
Title: Vice President

OAK HILL CAPITAL PARTERS II, L.P.

By: OHCP GenPar II, L.P.
its General Partner

By: OHCP MGP II, LLC.
its General Partner
Date: February 13, 2009

By: /s/ John R. Monsky Name: John R. Monsky
Title: Vice President

OHCP GENPAR II, L.P.

By: OHCP MGP II, LLC
its General Partner

Date: February 13, 2009

By: /s/ John R. Monsky Name: John R. Monsky
Title: Vice President

OHCP MGP II, LLC

Date: February 13, 2009

By: /s/ John R. Monsky Name: John R. Monsky
Title: Vice President

OHCMP II RSC, LLC

By: Oak Hill Capital Management Partners II, L.P.
its Managing Member

By: OHCP GenPar II, L.P.
its General Partner

By: OHCP MGP II, LLC
its General Partner

Date: February 13, 2009

By: /s/ John R. Monsky Name: John R. Monsky
Title: Vice President

OAK HILL CAPITAL MANAGEMENT PARTNERS II, L.P.

By: OHCP GenPar II, L.P.
its General Partner

By: OHCP MGP II, LLC
its General Partner

Date: February 13, 2009

By: /s/ John R. Monsky Name: John R. Monsky
Title: Vice President

OHCP II RSC COI, LLC

By: OHCP GenPar II, L.P.
its Managing Member

By: OHCP MGP II, LLC
its General Partner

Date: February 13, 2009

By: /s/ John R. Monsky Name: John R. Monsky
Title: Vice President